EXHIBIT 3.22

STATE OF ALABAMA

ss.

MADISON COUNTY

ARTICLES OF INCORPORATION

OF

DANIEL & YEAGER, INC.

KNOW ALL MEN BY THESE PRESENTS,

That I, Samuel C. Yeager, the undersigned incorporator, for the purpose of forming a business corporation pursuant to the provisions of Title 10, Chapter 2A, Code of Alabama (3975), as amended (“Alabama Business Corporation Act”), do hereby adopt these Articles of Incorporation, the same to constitute a charter for carrying on the business hereinafter specified.

ARTICLE I

NAME OF CORPORATION

The name of the corporation shall be Daniel & Yeager, Inc.

ARTICLE II

PURPOSES

The nature of the business and the purposes for which the corporation is formed shall be as follows:

(1) To provide support and personnel services and locum tenens services in the medical field, and to provide an perform all related services thereto.

(2) To do all things necessary, desirable, or expedient in the operation, management, and conduct of the business.

(3) To transact all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the corporation shall be 7220 Governors Drive, W., Huntsville, Alabama 35806, and the initial registered agent at such address shall be Samuel C. Yeager.

ARTICLE IV

DURATION

The duration of the corporation shall be perpetual unless the corporation is dissolved by law or otherwise terminated.

ARTICLE V

SHARES

The corporation shall be authorized to issue 1,000 common shares having a par value of $1.00 each.

ARTICLE VI

INCORPORATOR AND DIRECTORS

(1) INCORPORATOR: The name and address of the incorporator is as follows:

NAME	ADDRESS
Samuel C. Yeager	Huntsville, Alabama

(2) DIRECTORS: The initial board of directors shall consist of four (4) directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and qualified, are as follows:

NAME	ADDRESS
Samuel C. Yeager	7220 Governors Drive, S.W.
Huntsville, Alabama 35806

Charles F. Daniel, Jr.	933 Meadow Lane
Henderson, South Carolina 27536

Timothy L. Yeager	563 Pettus Road
Madison, Alabama 35758

John S. Daniel	2421 Inverloch Circle
Dulth, Georgia 30136

ARTICLE VII

REGULATORY PROVISIONS

(1) VOTING: At any meetings of the shareholders of the corporation, the shareholders of record shall be entitled to one vote for each share standing in his name. Shares may be voted by the shareholders either in person or by proxy.

(2) PRE-EMPTIVE RIGHTS: Each shareholder shall have a pre-emptive right to purchase additional or treasury shares of the corporation under the Alabama Business Corporation Act.

(3) MANAGEMENT: The business and affairs of the corporation shall be under the management of a board of directors to consist initially of four (4) persons, and such number thereafter as may be fixed by the bylaws.

(4) SHARES NONASSESSABLE: The shares of the corporation, when fully paid for in accordance with the subscription therefor, shall be fully paid and nonassessable, and in no case shall any shareholder be liable other than for the unpaid shares subscribed for by him.

(5) LIEN ON SHARES: The corporation shall have a lien on the shares of a shareholder for any debt or liability owed to it by him before a notice of transfer or levy on such shares is received by the corporation. The corporation shall have the rights with respect to the lien conferred by the laws of the State of Alabama.

(6) AMENDMENTS: The corporation reserves the right to amend or repeal any provision of these Articles of Incorporation in the manner provided by law; and all rights conferred upon the officers, directors, and shareholders of the corporation are granted subject to this reservation.

(7) BYLAWS: The initial bylaws of the corporation shall be adopted by the shareholders. The power to alter, amend or repeal the bylaws or adopt new bylaws shall be vested in the board of directors: provided, however, that a majority of the shareholders may alter or amend such bylaws at any meeting of the shareholders called for that purpose.

IN WITNESS WHEREOF, I, the said incorporator, have hereunto set my hand on this 25 day of October, 1989.

/s/ Samuel C. Yeager
Samuel C. Yeager

THIS INSTRUMENT PREPARED BY
BRADLEY, ARANT, ROSE & WHITE

By:	Scott E. Ludwig
223 East Side Square
Huntsville, Alabama 35801
Telephone (205) 533-5040